                                                                      EXHIBIT 99




                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                     2ND QUARTER EARNINGS INCREASE ANNOUNCED

Brookfield, WI (July 23, 2003). Merchants & Manufacturers Bancorporation, Inc. ("Merchants") announced net income of $2.1 million for the quarter ended June 30, 2003, an increase of $377,000, or 22.5%, over the $1.7 million recorded in the second quarter of 2002. On a per share basis, net income for the second quarter of 2003 totaled $0.71 per diluted common share, a $0.04 per share, or 6.0% increase as compared to the 2002 second quarter total of $0.67 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 389,722 shares of common stock associated with the acquisition of Fortress Bancshares, Inc. ("Fortress") in November 2002. The return on average equity for the second quarter of 2003 stood at 11.54% versus 12.62% for the second quarter of 2002.

Net income for the first six months of 2003 was $4.0 million; a 39.5% increase over the $2.9 million earned for the same period in 2002. Diluted earnings per share for the first six months of 2003 were $1.40, a 20.7% increase over the $1.16 earned in the first six months of 2002. Return on average equity for the six-month period ended June 30, 2003 was 11.60% compared to 11.06% for the same period in 2002.

At June 30, 2003, total assets increased $307.7 million, net loans increased $216.1 million and deposits increased $251.5 million over June 30, 2002. Merchants' total assets increased 48.9% from $628.8 million at June 30, 2002, to $936.6 million at June 30, 2003. Net loans increased 43.9% from $491.9 million at June 30, 2002, to $708.0 million at June 30, 2003. Total deposits grew 51.2% from $491.6 million at June 30, 2002, to $743.0 million at June 30, 2003.

The year-to-year comparisons are significantly impacted by Merchants' completion of the Fortress acquisition on November 30, 2002. The purchase price for Fortress was $21.0 million including $9.4 million in cash and 389,722 shares of Merchants' common stock valued at $11.5 million based on the average price over the contractual pricing period. Merchants financed the cash portion of this acquisition through the issuance of $10.0 million in trust-preferred securities in November 2002. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Fortress were recorded at their respective fair values on November 30, 2002. Merchants acquired approximately $146.3 million in loans and approximately $175.8 million in deposits and recognized goodwill and intangible assets of approximately $9.3 million related to the transaction. The Fortress account balances acquired on November 30, 2002 are included in the results of Merchants.

"We are very pleased with the results for the first half of 2003, given the challenging interest rate environment," commented Michael J. Murry, Chairman of the Board. "The results reflect our ability to generate loan growth and non-interest income to offset continued net interest margin pressures," commented Murry.

continued on page 2

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 2

PRESS RELEASE -- 6/30/03

Net interest income for the second quarter of 2003 was $8.4 million compared to $6.5 million for the same quarter of 2002, and $17.1 million for the first six months of 2003 compared to $12.7 million for the same period in 2002. The increase is due to the revenue resulting from the acquisition of Fortress as well as the increase in loan and investment volume made possible by the increase in deposits. The 2003 loan growth started at a rapid pace, with total net loans increasing $50.2 million since December 31, 2002. Merchants' net interest margin was 3.88% and 4.47% for the second quarters of 2003 and 2002, respectively. The compression in the net interest margin has been affected by the interest rate cuts made by the Federal Reserve and by the purchase accounting entries associated with the Fortress acquisition. Management believes that, should the Federal Reserve make additional rate reductions, Merchants potentially could experience further margin compression.

Merchants' provision for loan losses was $340,000 for the second quarter of 2003 compared to $282,000 for the same quarter of 2002. Merchants' allowance for loan losses was 1.12% and 1.19% of total loans at June 30, 2003 and 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 163.5% at June 30, 2003 compared to 155.0% at June 30, 2002. Non-performing assets equaled 0.75% of total assets at June 30, 2003 compared to 0.79% at June 30, 2002.

Non-interest income for the second quarter of 2003 was $3.1 million and $5.3 million for the first six months of 2003, compared to $1.5 million for the second quarter of 2002 and $2.6 million for the first six months of 2002, an increase of 113.8% for the second quarter and 102.5% year-to-date. The gains on sales of mortgage loans increased $687,000 when comparing the second quarter 2003 with the same period in 2002 and increased $1.0 million year-to-date 2003 versus the same period in 2002. Service charges on deposit accounts increased $296,000 for the quarter ended June 30, 2003 and $529,000 year-to-date 2003 versus 2002 while service charges on loans for the second quarter 2003 increased $556,000 over the quarter ended June 30, 2002 and for the first six months of 2003 increased $904,000 over the same period in 2002. The growth in all categories of non-interest income is partially affected by the acquisition of Fortress in November 2002.

Non-interest expense for the second quarter of 2003 was $8.0 million and $15.6 million year-to-date, compared to $5.1 million for the second quarter of 2002 and $10.4 year-to-date 2002, an increase of 55.6% and 49.6%, respectively. Salaries and employee benefits increased $1.6 million for the quarter and $2.6 million year-to-date, occupancy expense increased $433,000 for the quarter and $832,000 year-to-date, and other non-interest expense increased $766,000 for the quarter and $1.5 million year-to-date. The growth in non-expense income is partially affected by the acquisition of Fortress in 2002.

UNAUDITED                              For the Three Months ended June 30,
---------                       -----------------------------------------------
                                     2003           2002             Change
                                     ----           ----             ------
Net Income                         $  2.051       $  1.674           22.52%
Basic EPS                          $  0.71        $  0.67             5.97%
Diluted EPS                        $  0.71        $  0.67             5.97%


continued on page 3

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 3

PRESS RELEASE -- 6/30/03

UNAUDITED                              For the Six Months ended June 30,
---------                       -----------------------------------------------
                                     2003           2002             Change
                                     ----           ----             ------
Net Income                         $  4.047       $  2.902           39.46%
Basic EPS                          $  1.41        $  1.16            21.55%
Diluted EPS                        $  1.40        $  1.16            20.69%

Figures in millions except for earnings per share

Merchants & Manufacturers Bancorporation, Inc. is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants operates five banks in Wisconsin (Lincoln State Bank, Franklin State Bank, Grafton State Bank, Community Bank of Oconto County, and Fortress Bank of Westby), one bank in Minnesota (Fortress Bank, N.A.) and one bank in Iowa (Fortress Bank of Cresco). The bank subsidiaries operate 34 offices in the communities they serve. In addition, Merchants offers residential mortgage services through CBG Mortgage, Inc. and a full range of investment and insurance products through Link Community Financial Services, LLC and tax preparation services through KCW & Associates. Merchants' shares trade on the "bulletin-board" section of the NASDAQ Stock Exchange under the symbol "MMBI."

On April 24, 2003, Merchants announced it had signed Definitive Agreements to acquire Reedsburg Bancorporation, Inc. ("Reedsburg") and Random Lake Bancorp, Limited ("Random Lake"). Reedsburg serves as a one-bank holding company for The Reedsburg Bank. The Reedsburg Bank has total assets of $137.0 million with four locations in central Wisconsin. Random Lake serves as a one-bank holding company for Wisconsin State Bank. Wisconsin State Bank has total assets of $93.9 million with four locations in Wisconsin. The transactions are expected to close in the 3rd quarter of 2003.

On May 1, 2003, Merchants completed the acquisition of Keith C. Winters & Associates, LTD. ("KCW") and on April 15, 2003 completed the acquisition of Integrated Financial Services, Inc. ("IFS"). KCW is a tax preparation and tax consulting firm with two offices in Franklin, Wisconsin and has been in business for more than 30 years. IFS is an insurance agency based in Mequon, Wisconsin and was organized in 1999.

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

continued on page 4

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 4

PRESS RELEASE -- 6/30/03

This release contains forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.


For more information contact:
James Mroczkowski, Executive Vice President and CFO -- (262) 790-2127

continued on page 5

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 5

PRESS RELEASE -- 6/30/03


     UNAUDITED
     ---------
                                                                 At or for the Three Months ended June 30,
                                                                         (Amounts In Thousands, Except
                                                                         Share and Per Share Amounts)
                                                    ----------------------------------------------------------------
     FOR THE PERIOD:                                       2003                  2002                  % change
                                                    ----------------------------------------------------------------
     Interest Income                                    $   12,278             $    9,629                 27.51%
     Interest Expense                                        3,905                  3,140                 24.36%
                                                    ----------------------------------------------------------------
       Net Interest Income                                   8,373                  6,489                 29.03%

     Provision for Loan Losses                                 340                    282                 20.57%

     Non-Interest Income                                     3,111                  1,455                113.81%
     Non-Interest Expense                                    8,005                  5,144                 55.62%
                                                    ----------------------------------------------------------------
     Net Before Tax                                          3,139                  2,518                 24.66%
     Income Tax                                              1,088                    844                 28.91%
                                                    ----------------------------------------------------------------
     Net Income                                         $    2,051             $    1,674                 22.52%
                                                    ================================================================

     END OF PERIOD:                                     6/30/03                6/30/02               % change
                                                    ----------------------------------------------------------------
     Assets                                             $  936,558             $  628,824                 48.94%
     Loans                                                 716,023                497,820                 43.83%
     Allowance for Loan Losses                               8,010                  5,927                 35.14%
     Deposits                                              743,027                491,565                 51.16%
     Shareholders' Equity                                   72,584                 54,232                 33.84%

     PER SHARE:

     Net Income (basic)                                 $     0.71             $     0.67                  5.97%
     Net Income (diluted)                               $     0.71             $     0.67                  5.97%
     Book Value                                         $    25.24             $    21.82                 15.67%
     Dividends Declared                                 $     0.38             $     0.34                 11.76%

     Average Shares Outstanding (basic)                  2,875,503              2,485,938
     Average Shares Outstanding (diluted)                2,888,534              2,485,435
     Ending Shares Outstanding                           2,875,555              2,485,433

     KEY RATIOS:

     Net Interest Margin                                      3.88%                  4.47%
     Return on Average Assets                                 0.89%                  1.09%
     Return on Average Common Equity                         11.54%                 12.62%

     Shareholders Equity to Assets Ratio                      7.94%                  8.87%
     Tier 1 Capital to Average Assets Ratio                   8.74%                  8.64%

     Non-performing Loans/Total Loans                         0.68%                  0.77%
     Non-performing Assets/Total Assets                       0.75%                  0.79%
     Allowance for Loan Losses/
       non-performing Loans                                 163.50%                155.03%


continued on page 6

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.                            PAGE 6

PRESS RELEASE -- 6/30/03

     UNAUDITED
     ---------
                                                                            For the Six Months ended June 30,
     FOR THE PERIOD:                                                  2003               2002              Change
                                                                -------------------------------------------------------
     Interest Income                                                 $   24,976         $   19,211           30.01 %
     Interest Expense                                                     7,899              6,524           21.08 %
                                                                -------------------------------------------------------
       Net Interest Income                                               17,077             12,687           34.60 %

     Provision for Loan Losses                                              642                562           14.23 %

     Non-Interest Income                                                  5,333              2,634          102.47 %
     Non-Interest Expense                                                15,604             10,432           49.58 %
                                                                -------------------------------------------------------
     Net Before Tax                                                       6,164              4,327           42.45 %
     Income Tax                                                           2,117              1,425           48.56 %
                                                                -------------------------------------------------------
     Net Income                                                      $    4,047         $    2,902           39.46 %
                                                                =======================================================

     PER SHARE:
     Net Income (basic)                                              $     1.41         $     1.16           21.55 %
     Net Income (diluted)                                            $     1.40         $     1.16           20.69 %
     Average Shares Outstanding                                       2,875,341          2,493,448
     Dividends Declared                                              $     0.38         $     0.34           11.76 %

     KEY RATIOS:
     Net Interest Margin                                                   4.03%              4.42%
     Return on Average Assets                                              0.89%              0.95%
     Return on Average Equity                                             11.60%             11.06%